HOUSTON, Oct. 1 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION
(Nasdaq: EPEX) reported today that it has closed the previously announced $9.1 million acquisition of oil and gas properties in our core South Texas area. The effective date of the acquisition was July 1, 2003. John Elias, Edge's Chairman CEO and President, noted, "Our team has done a great job of handling our increased activity this year. In all areas of our operations we are making great strides. I am excited about taking over operations on these South Texas assets and the opportunities we see for adding value."

    Edge Petroleum is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.

    Statements regarding activity growth; future potential; growth potential and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals.



SOURCE  Edge Petroleum Corporation
    -0-                             10/01/2003
    /CONTACT: Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
    /Web site:  http://www.edgepet.com /
    (EPEX)

CO:  Edge Petroleum Corporation
ST:  Texas
IN:  OIL
SU:  RLE